EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following registration statements of our reports dated January 31, 2024, relating to the financial statements of The Boeing Company and the effectiveness of The Boeing Company's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

Form S-8	Form S-8	Form S-3
No. 33-25332	No. 333-54234	No. 333-249827
No. 33-31434	No. 333-73252	No. 333-250000
No. 33-43854	No. 333-107677
No. 33-58798	No. 333-140837
No. 33-52773	No. 333-156403
No. 333-16363	No. 333-160752
No. 333-26867	No. 333-163637
No. 333-32461	No. 333-195777
No. 333-32491	No. 333-228097
No. 333-32499	No. 333-252770
No. 333-32567	No. 333-268762
No. 333-41920	No. 333-271454

/s/ Deloitte & Touche LLP
Chicago, Illinois
January 31, 2024